EXHIBIT 5.1


                                   February 9, 2006




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

             Re:  Griffon Corporation
                  Registration Statement on Form S-8
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Gentlemen:

          Reference  is  made  to  the  filing  by  Griffon   Corporation   (the
"Registrant") of a Registration Statement on Form S-8 with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, covering the registration of 250,000 shares of the Registrant's Common Stock to be issued in connection with a non-qualified stock option (the "Option") issued to induce Eric P. Edelstein to join the Corporation as Executive Vice President and Chief Financial Officer.

          As counsel for the Registrant, we have examined its corporate records, including its Certificate of Incorporation, as amended, By-Laws, its corporate minutes, the form of its Common Stock certificate and such other documents as we have deemed necessary or relevant under the circumstances.

          Based upon our examination, we are of the opinion that the shares of the Registrant's Common Stock, when issued, will be validly authorized, legally issued, fully paid and non-assessable.

          We hereby consent to be named in the Registration Statement, which constitutes a part thereof as counsel to the Corporation, and we hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                   Very truly yours,

                                   /s/Kramer, Coleman, Wactlar & Lieberman, P.C.

                                   KRAMER, COLEMAN, WACTLAR & LIEBERMAN, P. C.